Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Connie Wong
Director, Investor & Media Relations
(925) 965-4668
connie.wong@ros.com

ROSS STORES APPOINTS MICHAEL HARTSHORN
CHIEF FINANCIAL OFFICER

       Dublin, California, January 28, 2014 – Ross Stores, Inc. (Nasdaq: ROST) announced that Michael Hartshorn, 46 is being promoted to Chief Financial Officer, retaining his Senior Vice President title, effective February 2, 2014. Mr. Hartshorn will be responsible for the accounting, treasury, financial planning, tax, risk management and investor relations functions. As CFO, he will continue to report to John Call, Group Senior Vice President, Finance and Legal, and Corporate Secretary.

       Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “Michael is a very talented executive with 24 years of broad-based financial experience. He joined our Company 14 years ago and has held various management positions in our Finance, IT and supply chain organizations, most recently as Senior Vice President and Deputy Chief Financial Officer. His strong management skills, financial expertise, and in-depth knowledge of our business will be valuable assets in his new role. Michael will continue to work closely with John Call, who has been our CFO for the past 16 years and who will continue in his senior leadership role, overseeing our finance and legal functions. Our Company will continue to benefit from the proven leadership and financial expertise of these two exceptional executives.”

       Michael Hartshorn has been Senior Vice President and Deputy Chief Financial Officer of Ross Stores since January 2012. Prior to this, he was Group Vice President, Finance and Treasurer from March 2011 to January 2012 and Vice President, Finance and Treasurer from April 2006 to March 2011. From 2002 to 2006, he served in various management roles in the Ross IT and supply chain organizations, focusing on network strategy and operating initiatives. He initially joined the Company in 2000 as Director and Assistant Controller.

       Mr. Hartshorn began his career at the public accounting firm of Coopers & Lybrand where he spent three years in their audit practice, followed by seven years in various financial roles at the May Department Stores Company. He also holds a Bachelor of Science in Accountancy from the University of Missouri.

       Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,154 locations in 33 states, the District of Columbia and Guam as of January 28, 2014. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 131 dd’s DISCOUNTS® in ten states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.